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Genta Restructures Operations to Focus on Future Initiatives

BERKELEY HEIGHTS, NJ – December 20, 2006 – Genta Incorporated (NASDAQ: GNTA) today announced that the Company has restructured certain of its operations to conserve cash and focus on its oncology development operations.  Last week, the Company received notice that its New Drug Application for the use of Genasense in patients with chronic lymphocytic leukemia  was not approved by the Food and Drug Administration.  While Genta is currently reviewing its options for response to this action, the Company has reduced its workforce by 34 people, or approximately 35%.  Genta has a Marketing Authorization Application (MAA) pending in Europe for its lead anticancer drug, Genasense® (oblimersen concentrate solution for injection), in patients with advanced melanoma.

“At the end of the 3rd quarter, Genta had cash and cash equivalents totaling approximately $40 million dollars, and today’s actions will result in severance costs of approximately $700,000”, said Dr. Raymond P. Warrell, Jr., Genta’s Chairman and Chief Executive Officer.  “Review of the MAA is progressing in Europe, and we currently anticipate a decision by the CHMP for the European Medicines Agency in the first quarter of 2007.  The steps we are taking today will conserve cash, while still allowing us to commercialize Genasense in Europe, retaining our options for the U.S. and focusing our capabilities in oncology drug development.”

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death).  By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA- based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its oligonucleotide program.  Genta has completed a pending Marketing Authorization Application to the European Medicines Agency (EMEA) for use of Genasense plus dacarbazine for treatment of patients with advanced melanoma.  The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Forward-looking statements include, without limitation, statements about:

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the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);

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the safety and efficacy of the Company’s products or product candidates;

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the Company’s assessment of its clinical trials;

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the commencement and completion of clinical trials;

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the Company’s ability to develop, manufacture, license and sell its products or product candidates;

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the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;

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the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;

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the adequacy of the Company’s patents and proprietary rights;

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the impact of litigation that has been brought against the Company and its officers and directors;

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the Company’s ability to regain compliance with the NASDAQ’s listing qualifications; and

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the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements.   There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2005 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Tara Spiess/Andrea Romstad

TS Communications Group, LLC

info@genta.com

(908) 286-3980